FILED PURSUANT TO RULE 433

REGISTRATION STATEMENT NUMBER 333-142934

September 28, 2009

Nordic Investment Bank

US$1,000,000,000 2.625% Global Notes due October 6, 2014

Final Term Sheet

Final Terms and Conditions as of September 28, 2009

Issuer:	Nordic Investment Bank (NIB)
Anticipated Ratings:	Aaa by Moody’s Investor Service AAA by Standard & Poor’s
Size:	US$1,000,000,000 SEC Registered Global
Coupon:	2.625% per annum, on a semi-annual basis
Interest Payment Dates:	April 6 and October 6 in each year, starting on April 6, 2010. The initial interest payment period will be a long interest payment period.
Maturity:	October 6, 2014
Settlement:	October 5, 2009
Public Offering Price:	99.568%
Benchmark:	UST 2.375% September 2014
Benchmark Yield:	2.348%
Lead Managers:	Citigroup Global Markets Inc., HSBC Bank plc, Nomura International plc and RBC Capital Markets Corporation
Denominations:	US$100,000 and integral multiples of US$1,000 thereafter

The Notes are expected to be listed on the Regulated Market of the Luxembourg Stock Exchange.

The following information of Nordic Investment Bank and regarding the securities is available from the SEC’s website and accompanies this free writing prospectus:

http://www.sec.gov/Archives/edgar/data/357024/000095012309017072/0000950123-09-017072-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000115697309000291/0001156973-09-000291-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000095012307007416/0000950123-07-007416-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000095012307007530/0000950123-07-007530-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000115697307000824/0001156973-07-000824-index.htm

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 1-877-858-5407 (toll free), HSBC Bank plc at +44 (0) 207 991 1423, Nomura International plc at +44 (0) 207 521 5652 (call collect) or RBC Capital Markets Corporation at 1-866-375-6829 (toll free).

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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